FOR IMMEDIATE RELEASE

October 26, 2005

ILX RESORTS REPORTS RECORD THIRD QUARTER EARNINGS

PHOENIX, ARIZONA – October 26, 2005 - ILX RESORTS INCORPORATED (AMEX: ILX) a leading developer, operator and marketer of upscale flexible-stay vacation ownership resorts in the western United States, announced today its record results for the third quarter ended September 30, 2005.

Net income from continuing operations for the third quarter of 2005 increased 28.9% to $1,047,000 as compared to $812,000 in the same quarter of 2004.  Net income after discontinued operations for the third quarter of 2005 increased 42.5% to $1,157,000 as compared to $812,000 for the comparable period in 2004.  Basic and fully diluted earnings per share from continuing operations were each $0.29, as compared to $0.27 each for the same quarter of 2004.  Basic and fully diluted earnings per share after discontinued operations were each $0.33, as compared to $0.27 each for the comparable period in 2004.  Net income for the nine months ended September 30, 2005 was $5.8 million.  Basic and fully diluted earnings per share after discontinued operations for the nine months ended September 30, 2005 were each $1.64.

Revenue for the three and nine months ended September 30, 2005 was $15.0 million and $42.4 million.  Revenue for the same periods in 2004 was $15.2 million and $45.2 million.  The decrease reflects the closure of the Las Vegas sales operation at the end of the second quarter 2005, offset by increased revenue at the Rancho Mañana sales office opened in September 2004.

“We are pleased to have delivered the highest third quarter net income and net income from continuing operations in our company’s history,” said Joe Martori, Chairman and CEO.  “Our core business of sales of vacation ownership interests remains strong.  We look forward to the completion of construction on our land adjacent to the Roundhouse Resort in Pinetop, Arizona and to the future planned expansion on newly acquired land in both Sedona, Arizona and Puerto Peñasco, Mexico.”

ILX Resorts acquires, develops, and operates premier timeshare resorts primarily in the western United States that provide its owners with extraordinary vacation experiences.  ILX's portfolio of world-class properties includes seven resorts in Arizona, one in Indiana, one in Colorado, one in San Carlos, Mexico, land adjacent to an existing resort in northern Arizona on which it is completing construction and land in Puerto Peñasco, Mexico (“Rocky Point”) and Sedona, Arizona both of which are in the early planning stages.  It also, through Premiere Vacation Club, has acquired, and continues to acquire, inventory at the Carriage House in Las Vegas and in addition has acquired inventory at the Scottsdale Camelback Resort in Scottsdale, Arizona.  For more information, visit: www.ilxresorts.com.

For more information, contact Joseph P. Martori or Margaret Eardley at 602-957-2777.

This news release may include “forward-looking statements.”  Forward-looking statements are based on current expectations and assumptions and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and many of which are beyond the Company's control.  Actual results could differ materially from these forward-looking statements as a result of a number of factors, including but not limited to, economic conditions, the Company's need for additional financing, intense competition in various aspects of its business, the risks of growth, its dependence on key personnel and other risks detailed in ILX's Securities and Exchange Commission reports.  Given these risks and uncertainties, investors are cautioned not to place undue reliance on such forward-looking statements and no assurances can be given that such statements will be achieved.  ILX Resorts Incorporated does not assume any duty to publicly update or revise the material contained herein.

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